                                                                   Exhibit 99(b)

[logo]Cliffs                             NEWS RELEASE
------------                             NEWS RELEASE
                                         NEWS RELEASE

                                         RELEASE DATE  8/2/99

                                         CONTACT       David L. Gardner
                                                       Director-Public Relations

                                         TELEPHONE     216/694-5407


                 CLEVELAND-CLIFFS ANNOUNCES PRODUCTION CUTBACKS
                 ----------------------------------------------


         CLEVELAND, OH --- Cleveland-Cliffs Inc (NYSE - CLF) announced today it will shut down three of its managed mines for varying lengths of time as a result of the continuing depressed market conditions for iron ore pellets.

         Current plans call for the Empire Mine in Michigan and Hibbing Taconite in Minnesota to be closed for six weeks, while the Tilden Mine in Michigan is scheduled for an approximate 10-week shutdown. Subsidiaries of Cleveland-Cliffs are minority owners and managers of the three mines. Cliffs-managed Wabush Mine in eastern Canada is currently in a five-week shutdown.

         The shutdown at the Tilden Mine in Michigan will begin this week due to mechanical problems that have developed in both of the mine's pelletizing furnaces, which have already been shutdown. Summer employees of the mine are being laid off, beginning on night shift today. The remainder of the mine will be closed by Friday. Approximately 775 employees will be affected by the closure.

         The specific schedules for the six-week shutdowns at Hibbing Taconite and Empire Mine will be announced soon. Approximately 1675 employees will be affected by shutdowns at these two mines.

         John S. Brinzo, Cliffs' president and chief executive officer, said, "We have mentioned publicly on several occasions since the beginning of this year that low iron ore consumption levels by our steel company customers were causing a huge upsurge in iron ore pellet inventories at our mines. Unfortunately, the slight improvement in the North American steel business in recent weeks has done little to correct the inventory problem. Therefore, we have no alternative but to cut back production and reduce pellet stockpiles."



Cleveland-Cliffs Inc, 18th Floor 1100 Superior Avenue, Cleveland, Ohio
44114-2589

         Brinzo said further that steelmakers face the continuing challenge of competing against high levels of unfairly traded steel imports. "The latest import levels in June demonstrate that the steel crisis is far from over," he said.

         In addition to finished steel imports, the Company said a blast furnace outage at one major customer resulting from a tragic explosion, and increasing levels of unfairly traded semi-finished steel slab imports have also contributed to reductions in pellet demand. Slab use by steelmakers is particularly troubling to iron ore producers since it has a direct impact on pellet consumption, the Company said.

         The Company has revised its sales forecast for the year down to 9 million tons versus record sales of 12.1 million tons in 1998. That will be the lowest level of sales since the company acquired its newest mine, Northshore, in 1994.

         Cutbacks in production at Cliffs-managed mines will reduce output for the year by approximately 2.7 million tons, including reductions at Cliffs' wholly owned Northshore Mine. Northshore has taken down a small pellet furnace between July 22 and November 24 and tentatively plans to shutter the entire plant from October 30 to November 24.

         Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is beginning production of hot briquetted iron at a joint venture plant in Trinidad and Tobago.

         This news release contains forward-looking statements regarding iron ore pellet sales and production volume which could differ significantly from current expectations due to inherent risks such as lower demand for steel, iron ore, higher steel imports, processing difficulties, or other factors. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

         CONTACTS:

         Media:  David L. Gardner (216)694-5407

         Financial Community:  Fred B. Rice (800)214-0739 or (216)694-5459

         To obtain faxed copies of Cleveland-Cliffs Inc news releases, dial
         (800)778-3888. News releases and other information on the Company area available on the Internet at http://www.Cleveland-Cliffs.com

                                      -30-